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Exhibit 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

August 18, 2005

InterDent Service Corporation
InterDent, Inc.
222 N. Sepulveda Boulevard, Suite 740
El Segundo, California 90245

Re:
$80,000,000 10 3/4% Senior Secured Notes due 2011; Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel for InterDent Service Corporation, a Washington corporation (the "Issuer"), and InterDent, Inc., a Delaware corporation (the "Guarantor"), in connection with a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of up to an aggregate of $80,000,000 principal amount of 10 3/4% Senior Secured Notes due 2011 (the "New Notes"), which are to be guaranteed pursuant to guarantees (the "Guarantees") issued by the Guarantor. The New Notes will be offered in an exchange offer (the "Exchange Offer") for like principal amounts of the Issuer's outstanding 10 3/4% Senior Secured Notes due 2011 (the "Old Notes"), pursuant to the Registration Rights Agreement, dated as of December 15, 2004 (the "Registration Rights Agreement"), by and among IDI Acquisition Corp. ("IDI"), the Issuer, the Guarantor and Jefferies & Company.

        The New Notes and Guarantees will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the "Indenture"), dated as of December 15, 2004, by and among the Issuer, IDI, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The New Notes, Guarantees, the Indenture and the Registration Rights Agreement are collectively referred to hereinafter as the "Documents."

        In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Issuer and Guarantor, made such inquiries of officials of the Issuer and Guarantor, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

        In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Documents, other than the Issuer and Guarantor, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered the Documents, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

        The opinions hereinafter expressed are subject to the following qualifications and exceptions:

          (i)    The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

          (ii)   Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

          (iii)  Except to the extent encompassed by an opinion set forth below with respect to the Issuer or Guarantor, we express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

          (iv)  The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

          (v)   We express no opinion as to the enforceability of provisions of the Documents imposing, or which are construed as effectively imposing, penalties or forfeitures;

          (vi)  We express no opinion as to the enforceability of provisions of the Documents that purport to establish evidentiary standards or make determinations conclusive;

          (vii)  We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy;

          (viii)  We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 4.06 of the Indenture;

          (ix)  We express no opinion as to the effect on the enforceability of the Guarantees against the Guarantor of any facts or circumstances that would constitute a defense to the obligation of a guarantor or surety, unless such defense has been waived effectively by the Guarantor; and

          (x)   We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

        Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

        Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

          (i)    the New Notes, when executed and authenticated in accordance with the provisions of the Indenture and upon valid tender of the Old Notes to Wells Fargo Bank, National Association, as exchange agent for the Exchange Offer, and issuance of the New Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, will be legally issued and binding obligations of the Issuer, enforceable in accordance with their terms; and

          (ii)   when the New Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Old Notes surrendered in exchange thereof upon completion of the Exchange Offer, and the Guarantees have been duly executed and delivered in accordance with provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantor, enforceable in accordance with their terms.

        We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: State of New York, the State of California, the United States of America and the General Corporation Law of the State of Delaware. Insofar as the opinions expressed above relate to or are dependent upon the matters governed by the laws of the State of Washington, we have relied, without independent investigation, upon the opinion of Stoel Rives LLP. We assume no obligation to revise or supplement this opinion in the event of changes in any facts.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                      Very truly yours,

                      /s/ Morrison & Foerster LLP

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  Exhibit 5.1